SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8 KSB

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 March 27, 2000
                                (Date of Report)


                              CNH Holdings Company
             (Exact name of registrant as specified in its charter)


                                     Nevada
                 (State or other jurisdiction of incorporation)


         0 17304                                         11  2867201
(Commission File Number)                    (IRS Employer Identification Number)


                        460 Ogden Street, Denver CO 80218
          (Address of principal executive offices including zip code)


                                 (303) 282 0083
               (Registrant's telephone number including area code)


                                 Not Applicable
         (Former name or former address, if changed since last report)

Item 1. Change in Control of Registrant: Not Applicable.

Item 2. Acquisition or Disposition of Assets: Not Applicable.

Item 3. Bankruptcy or Receivership: Not Applicable.

Item 4. Changes in Registrant's Certifying Accountant: Not Applicable.

Item 5. Other Events:

Southport Environmental and Development, Inc. (SEDI): The Board of Directors has elected to pursue Messrs. Larry V. Tate and Gerald W. Pybas for the return of the remaining 3,000,000 common shares issued to them in the acquisition of SEDI. The directors are also being advised as to whether to pursue these gentlemen for securities and other frauds, both as to the acquisition and disposition of SEDI and for their operations of the Company during their tenure.

Texas Capital Advisors, Inc. (TCA): On December 24, 1999, the Company was reported as having secured a $500,000 bridge loan from TCA. It is apparent from a review of this transaction and conversations with Mr. Scott Paulson, the owner and director of TCA, as well as a review of the SEDI transaction and conversations with Mr. Pybas, that the funds from this purported loan were never at the disposal of the Company, and that Mr. Paulson maintained dominion and control over the funds. It is further apparent that the purported loan was a scheme and artifice to defraud the Company and its shareholders. The purpose of the scheme was two-fold. First, Messrs. Tate and Pybas were to resign from the Company in exchange for SEDI and a minority interest in the Company. Secondly, Mr. Paulson was to acquire a controlling interest in the Company. Both aspects of the transaction lacked consideration and legal substance.

The sale of SEDI to Messrs. Tate and Pybas was reportedly in return for 1/2 of the common stock and all of the preferred stock issued to them in June, 1998. The sales price for SEDI, therefore, approximated 1/2 of the original sales price. The fair market value of SEDI, as a consequence of the drastic increase in oil prices, at the date of sale had trebled from June, 1998. Thus, Messrs. Tate and Pybas acquired SEDI from the Company for 1/2 of what they originally received when the fair market value of SEDI had trebled. Further, the transaction was a related party transaction under Nevada law that did not receive the approval necessary to make it a binding transaction on the Company.

The terms of the purported loan from TCA called for the Company to issue TCA 3,000,000 shares of common stock as a loan origination fee. An additional 1,000,000 shares of common stock were purportedly issued as security for repayment of the purported loan. All 4,000,000 shares were issued by the Company to TCA, although the Company never received the funds which TCA purportedly agreed to loan.

The price per common share on the date of issuance to TCA approximated $0.675 per share; thus, the Company is purported to have paid a $2,025,000 origination fee for a $500,000 loan which was never made. Further, the loan is purportedly secured by an additional 1,000,000 common shares of the Company which at the date of issuance were valued at $675,000. Further, the Company is purported to have agreed to grant TCA a security interest in and to any and all assets of the Company and its subsidiaries. Finally, the loan is stated as being primarily secured by the proceeds which are to result from a placement of securities. TCA entered into an underwriting agreement on November 17, 1999, to privately place preferred securities; however, TCA, as orally admitted by Mr. Paulson, is not licensed with any regulatory agency which would allow it to legally perform the services of an underwriter. An underwriting was announced on December 15, 1999; however, no action has been taken by Mr. Paulson or TCA to bring the offering to fruition as claimed.

Summarily, the TCA transaction was a complete and total breach of the securities laws, corporate fiduciary responsibilities mandated by governing corporate law and usury statutes. Accordingly, the Board of Directors has elected rescind this transaction and to pursue TCA and Messrs. Tate, Pybas and Paulson for return of the securities issued. The directors are also being advised as to whether to pursue these gentlemen for securities fraud both as to the procurement of the purported loan and by their operations of the Company during their tenure.

Item 6. Resignation of Registrant's Directors: Not Applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits: Not Applicable.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



CNH HOLDINGS COMPANY
(Registrant)


By: /s/ Mark S. Pierce
----------------------
Mark S. Pierce, Chief Executive Officer


Date: March 27, 2000